Exhibit 5.1
CONSENT OF OSLER, HOSKIN & HARCOURT LLP
January 8, 2010
     We hereby consent to the reference to and use of our name under the heading “Enforceability of Certain Civil Liabilities” in the prospectus included in the Registration Statement on Form F-10 dated January 8, 2010 and any amendments thereto relating to the periodic resale of 25,441,284 Common Shares and 4,434,836 Class A Convertible Preferred Shares of World Color Press Inc. by Catalyst Fund Limited Partnership II, Société Général, New York Branch and a Schedule II Canadian chartered bank.
Sincerely,
/s/  Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP